EXHIBIT 99.1

Amerigon Ships Three Millionth Climate Control Seat(TM) (CCS(TM)) System

Only Actively Heated and Cooled Seat System Available in Global Automotive

Market; Currently Featured in 21 Vehicles by Five Leading Automotive

Manufacturers

NORTHVILLE, Mich., June 14 /PRNewswire-FirstCall/ — Amerigon Incorporated (Nasdaq: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced that it recently shipped its three millionth Climate Control Seat(TM) (CCS(TM)) system, representing a significant milestone for the Company. Amerigon began commercial shipments of its proprietary CCS system in late 1999. The CCS system, the Company’s current principal product, is the only system on the global seat market that allows the driver and passengers to actively heat or cool their seats individually for personal comfort at any time of the year.

“Our innovative CCS system continues to be well received around the world as more and more vehicle buyers and automotive and seat manufacturers have come to appreciate the value of personal comfort in any climate,” said President and Chief Executive Office Daniel R. Coker. “We own the global market for heated and cooled, heated and ventilated and heated seat systems, which we estimate will be valued at approximately $1 billion by 2010. This important milestone was achieved with the dedication and hard work of the entire Amerigon team including our manufacturing partners.”

The CCS system is integrated into a vehicle seat and operates through a self-contained, cooling and heating system that is based upon the Company’s patented TE technology. CCS was first introduced to consumers as an option for the 2000 model year Lincoln Navigator Sport Utility Vehicle (SUV). Since that time, the increasingly popular seat system has become an important value creator and product differentiator for automotive manufacturers that allows them to separate their vehicles from competitors by offering an option that has immediate and proven appeal to consumers. What began as an option for high-end, luxury vehicles, is now moving into higher volume, mid-range vehicles, and is currently available in 21 vehicles made by five of the world’s leading automotive manufacturers including Ford, General Motors, Toyota, Nissan and Hyundai.

In 2003, Amerigon launched a newly-designed and more efficient version of CCS that incorporates the Company’s new Micro Thermal Module(TM) (MTM(TM)) technology. The new generation CCS system, which is also based on the Company’s proprietary TE technology, is smaller, lighter, quieter and more versatile than its predecessor. In 2005, Amerigon began producing for use in several new vehicles MTMs with a number of improvements, representing the Company’s third generation of CCS development in less than five years. Further generations of CCS are under development and are expected to be launched on future vehicle models in North America, Asia and Europe over the next several quarters, Coker said.

CCS is a prime example of how Amerigon’s TE technology can be adapted into innovative and environmentally friendly products for the global marketplace. In the coming months and years, Amerigon, along with its global partners, expects to demonstrate a much wider array of applications for TE technology for both automotive and non-automotive uses. These would include commercial, residential and mobile air conditioning systems; the generation of electrical power from waste heat; uses in the military and government; as well as applications in the medical device and semiconductor industries.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat(TM) (CCS(TM)) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ended March 31, 2007 and its Form 10-K for the year ended December 31, 2006.

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300